Exhibit 99.1

NEWS

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IMMEDIATE RELEASE
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FORD MOTOR COMPANY'S FEBRUARY U.S. SALES DECLINE 11%

DEARBORN, MI, March 1, 2001 - U.S. customers purchased or leased 303,657 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in February, down 11 percent from the same month a year ago. Last February, the company set a February sales record of 354,380.

"As expected, February sales fell short of last year's record-setting performance," said Bob Rewey, Ford Motor Company Group Vice President, Global Consumer Services and North America. "Still, we remain optimistic about the prospects for a 'soft landing' and healthy auto sales."

"Similar to January, the annual sales rate in February appears to be in the mid-17 million range," Rewey continued. "That's a far cry from the 19 million sales rate in the first two months of 2000, but it is a very good start - better than we expected. In fact, it's looking more and more like 2001 could be the third best U.S. sales year in history."

Ford Motor Company truck sales were 178,309 and car sales were 125,348, both down 11 percent.

The Ford Escape achieved it best sales month ever as 13,525 U.S. customers took delivery of the all-new subcompact sport utility vehicle.


North American Production
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Ford  is  adjusting  its  previously-announced   first  quarter  North  American
production plan upward by 10,000 units to 1,060,000 cars and trucks. The company's first quarter 2001 North American production is down 210,000 units (16%) compared with the first quarter 2000. In the second quarter 2001, the company plans to produce 1,250,000 cars and trucks, down 69,000 units (5%) compared with the second quarter 2000.